Exhibit 4.6(a)

EXECUTION COPY

AMENDMENT NO. 1

TO CREDIT AGREEMENT

AMENDMENT (this “Amendment”) dated as of September 5, 2006 to the Credit Agreement dated as of August 16, 2006 (the “Credit Agreement”) among LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “Borrower”); the LENDERS from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement, and each reference to “the Credit Agreement” “thereof, “thereunder”, “therein” and “thereby” and each other similar reference to the Credit Agreement contained in any Loan Document shall, after this Amendment becomes effective, refer to the Credit Agreement as amended hereby.

SECTION 2. Appointment of Agents. The recital of parties to the Credit Agreement shall be amended to reflect the appointment of the Agents (as defined below) as set forth in the Commitment Assignment Letter dated as of August 22, 2006 among the Borrower, the Administrative Agent, the Arranger and the other financial institutions party thereto, and the cover page to the Credit agreement shall be revised to reflect such amendment. From the Amendment No. 1 Effective Date, each of the Agents party hereto shall be party to the Credit Agreement in such capacity.

SECTION 3 Amendments to Definitions. (a) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions therein in correct alphabetical order:

“Agents” means the Administrative Agent, the Syndication Agent and the Co-Documentation Agents, and “Agent” means any of them as the context may require.

“Co-Documentation Agents” means (i) with respect to the Revolving Commitments, Morgan Stanley Bank and Citicorp USA, Inc. and (ii) with respect to the Term Commitments, Morgan Stanley Bank and Bank of America, N.A., in each case in its capacity as Co-Documentation Agent with respect to the Loan Documents.

“Syndication Agent” means (i) with respect to the Revolving Commitments, Bank of America, N.A. and (ii) with respect to the Term Commitments, Citicorp USA, Inc., in each case in its capacity as Syndication Agent with respect to the Loan Documents.”

(a) The definition of “Arranger” is hereby deleted and replaced with the following new definition:

“Arrangers” means (i) with respect to the Revolving Commitments, J.P. Morgan Securities Inc. and Banc of America Securities LLC and (ii) with respect to the Term Commitments, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., in each case in their capacity as Arrangers under the Loan Documents.”

(c) The definition of “Lender Parties” is hereby amended to read in its entirety as follows:

“Lender Parties” means the Lenders and the Agents.

SECTION 4. Amendments to Article 7. (a) The sub-heading to Article 7 is hereby amended in its entirety to read “The Agents”.

(b) The first reference in Section 7.02 to “Administrative Agent”, and each subsequent reference in Section 7.02 to “the Administrative Agent” is hereby replaced with “an Agent”.

(c) The following Sections of the Credit Agreement are hereby amended to read in their entirety as follows:

“Section 7.05. Liability of Agents. None of the Agents, their respective affiliates, and the directors, officers, agents and employees of the Agents and their respective affiliates shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Lenders (or such different number of Lenders as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Agents, their respective affiliates, and the directors, officers, agents and employees of the Agents and their respective affiliates shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to such Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection herewith or (v) the existence, validity or sufficiency of any Collateral. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. The Lenders shall, ratably in proportion to their Commitments, indemnify each Agent, its affiliates and the directors, officers, agents and employees of each such Agent and its affiliates (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Lender acknowledges that it has, independently and without reliance on the Arrangers, any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.”

(c) Section 7.10 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 7.10. Syndication Agent, Co-Documentation Agents and Arrangers. No Agent or Arranger other than the Administrative Agent shall have any responsibility, obligation or liability whatsoever under the Loan Documents in such capacity.”

SECTION 5. Amendments to Article 9. (a) Each reference in Section 9.03(a) to “Administrative Agent” is hereby replaced with “Agents”.

(b) Each reference in Section 9.13(v) and (vi) to “the Administrative Agent” is hereby replaced with “any Agent” and each other reference in Section 9.13 to “the Administrative Agent” is hereby replaced with “Agent”.

SECTION 6. Representations of Borrower. The Borrower represents and warrants that (i) the representations and warranties of the Borrower set forth in Article 4 of the Credit Agreement will be true in all material respects on and as of the Amendment No. 1 Effective Date (as defined below) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) no Default will have occurred and be continuing on such date.

SECTION 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 8. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 9. Effectiveness. This Amendment shall become effective as of the date set forth above (the “Amendment No. 1 Effective Date”) upon the receipt by the Administrative Agent of counterparts hereof signed by each Agent, each of the Required Lenders and the Borrower (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LYONDELL CHEMICAL COMPANY

By:	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender.

By:	/s/ Marian N. Schulman
Name:	Marian N. Schulman
Title:	Managing Director

BANK OF AMERICA, N.A., as Syndication Agent, Co-Documentation Agent and Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

CITICORP USA, INC., as Syndication Agent, Co-Documentation Agent and Lender

By:	/s/ Daniel Gouger
Name:	Daniel Gouger
Title:	Vice President

MORGAN STANLEY BANK, as Co-Documentation Agent and Lender.

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Authorized Signatory
Morgan Stanley Bank